Exhibit 10.8

CLEAR STREET GROUP INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This document sets forth the Non-Employee Director Compensation Policy (the “Policy”) of Clear Street Group Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), effective as of the date on which the 2026 Plan (as defined below) becomes effective (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Clear Street Group Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”).

WHEREAS, the Board has determined that it is in the best interests of the Company to establish this Policy to set forth the compensation from the Company that will be payable to each member of the Board who is not an employee of the Company or of any subsidiary or affiliate and has been deemed independent by the Board (each, an “Eligible Director”) as consideration for service on the Board.

NOW, THEREFORE, the Board hereby agrees as follows:

1.

General. The cash compensation and restricted stock unit awards described in this Policy will be paid or be made, as applicable, automatically and without further action of the Board, to each Eligible Director. For the avoidance of doubt, any member of the Board who is not an Eligible Director will not be entitled to cash, equity or any other compensation from the Company in connection with service on the Board.

2.	Annual Cash Compensation.

a.

Cash Retainer. Each Eligible Director serving as a member of the Board will receive an annual cash retainer of $100,000 for service on the Board (the “Cash Retainer”) for the period beginning on January 1st of a given year and ending on December 31st of such year (each such period, a “Compensation Year”). In addition, each Eligible Director serving as the Lead Independent Director during a Compensation Year will receive an annual cash retainer of $60,000 (the “Lead Independent Director Cash Retainer”). An Eligible Director may elect, in accordance with procedures established by the Compensation Committee of the Board (the “Compensation Committee”) and a Non-Employee Director Restricted Stock Unit Election Form (the “Election Form”), to receive any portion of the Cash Retainer or the Lead Independent Director Cash Retainer as a restricted stock unit award (“RSU”) pursuant to the 2026 Plan with a Fair Market Value of such Elective RSUs on the grant date equal to the Cash Retainer or Lead Independent Director Cash Retainer (or portion thereof) payable on such date (the “Elective RSUs”). In the event an Eligible Director has ceased to serve as a member of the Board on or prior to the applicable grant date, such Eligible Director shall not receive a grant of Elective RSUs and instead shall receive payment of the Cash Retainer or Lead Independent Director Cash Retainer in cash.

b.

Committee Chairperson and Member Retainers. Each Eligible Director is entitled to receive additional annual cash compensation as set forth in this Section 2(b) for service during a Compensation Year as a chairperson of a committee of the Board or as a non-chair committee member (collectively, the “Committee Retainers”), as set forth in the following table:

Position	Annual Chairperson Compensation	Annual Member Compensation
Audit Committee	$25,000	$12,500
Compensation Committee	$25,000	$10,000
Nominating and Governance Committee	$20,000	$10,000

3.	Payment Schedule for the Cash Retainer, Lead Independent Director Cash Retainer and Committee Retainers.

a.

Payment Schedule. The Cash Retainer, Lead Independent Director Cash Retainer and Committee Retainers for each Eligible Director will be paid by the Company in equal quarterly installments in arrears during the calendar month immediately following the Compensation Year quarter to which such amount relates. Elective RSUs will vest and settle in accordance with Section 4.

b.

Proration of Retainers. With respect to any Compensation Year quarter in which an Eligible Director’s service as a member of the Board is terminated, such Eligible Director will be entitled to receive a prorated portion of the Cash Retainer and any applicable Lead Independent Director Cash Retainer or Committee Retainer(s) for such partial quarter of service, payable as soon as reasonably practicable following the date of the Eligible Director’s termination of service. In the event a new Eligible Director is elected or appointed to the Board following the beginning of a Compensation Year, such Eligible Director will be entitled to receive a Cash Retainer and any applicable Lead Independent Director Cash Retainer or Committee Retainer(s) for such Compensation Year, which will be prorated based on the date of appointment or election and payable in accordance with the schedule set forth in Section 3(a).

4.	Equity Compensation.

a.

RSU Grants. Each Eligible Director serving as a member of the Board on the effective date of the Company’s initial public offering of shares of Class A common stock (the “IPO”) will receive an initial grant of RSUs pursuant to the 2026 Plan with a Fair Market Value on the date of grant equal to $150,000 (the “IPO RSUs”). The IPO RSUs will be granted to each Eligible Director as of the effective date of the IPO.

In addition, each Eligible Director serving as a member of the Board at the date immediately following the date of the annual meeting of the Company’s stockholders (starting with the annual meeting of the Company that occurs during the 2027 Compensation Year) will receive an annual grant of RSUs pursuant to the 2026 Plan with a Fair Market Value on the date of grant equal to $150,000 (the “Annual RSUs”). The Annual RSUs will be granted to each Eligible Director as of the first business day following the date of the annual meeting of the Company’s stockholders.

b.

Vesting and Settlement. The Annual RSUs, IPO RSUs and Elective RSUs will vest in full on the first to occur of (i) the one-year anniversary of the date of grant, (ii) the Eligible Director’s “separation from service” (as defined in Section 409A of the Code) due to the Eligible Director’s death or “disability” (as defined in the applicable Award Agreement), and (iii) a Change of Control Transaction, subject in each case to the Eligible Director’s continuous service with the Company through such date. Unless otherwise elected by an Eligible Director in an Election Form or otherwise provided in the applicable Award Agreement, the Shares or the Fair Market Value thereof (as determined pursuant to the applicable Award Agreement) in respect of vested RSUs will be delivered to the Eligible Director on the earlier of (A) thirty (30) days following the applicable vesting date, and (B) immediately prior to a Change of Control Transaction.

c.

Newly Eligible Directors. In the event a new Eligible Director is elected or appointed to the Board following the effective date of the IPO, such Eligible Director will be eligible to receive, in connection with such election or appointment, an initial grant of RSUs pursuant to the 2026 Plan with a Fair Market Value on the date of grant equal to $150,000 multiplied by a fraction, the numerator of which is the number of days between commencement of service as an Eligible Director and the date of the Company’s annual meeting of the Company’s stockholders following the appointment date (inclusive of such meeting date), and the denominator of which is 365. The vesting terms applicable to the RSUs shall be determined in accordance with Section 4(b) above.

5.

Expenses. The Company will reimburse each Eligible Director for all reasonable out-of-pocket expenses incurred by such Eligible Director for attending meetings of the Board or any committee thereof; provided that such Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s expense policy, as in effect from time to time.

6.

Section 409A. This Policy and any compensation granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Code, and the provisions of the Policy shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Policy shall be operated accordingly. If any provision of the Policy would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. If any compensation granted hereunder includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), an Eligible Director’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if any compensation granted hereunder includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), an Eligible Director’s right to such dividend equivalents shall be treated separately from the right to other amounts under the compensation granted hereunder. Notwithstanding any other provision in this Policy, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, any amounts hereunder that constitute “deferred compensation” subject to Section 409A of the Code that are otherwise issuable upon the Eligible Director’s “separation from service” (as defined in Section 409A of the Code) shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Eligible Director incurring interest or additional tax under Section 409A of the Code. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Policy is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Director on account of noncompliance with Section 409A of the Code.

7.	Amendments and Termination. This Policy may be amended, revised or terminated by the Compensation Committee.